Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-151057) pertaining to the PolyOne Corporation 2008 Equity and Performance Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-47796) pertaining to Post Effective Amendment No. 3 on Form S-8 to Form S-4 pertaining to the Geon Company 1993 Incentive Stock Plan, the Geon Company 1995 Incentive Stock Plan, the Geon Company 1998 Interim Stock Award Plan, the Geon Company 1999 Incentive Stock Plan, the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors and the M.A. Hanna Company Long-Term Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-141029) pertaining to the PolyOne Retirement Savings Plan and the DH Compounding Company Savings and Retirement Plan and Trust,

(4)	Registration Statement (Form S-8 No. 333-141028) pertaining to the M.A. Hanna Company Long-Term Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-128283) pertaining to the 2005 Equity and Performance Incentive Plan,

(6)	Registration Statement (Form S-8 No. 333-48002) pertaining to the PolyOne Corporation 2000 Stock Incentive Plan, and

(7)	Registration Statement (Form S-8 No. 333-166775) pertaining to the PolyOne Corporation 2010 Equity and Performance Incentive Plan;
of our report dated February 18, 2010 (except for the effect of the change in inventory accounting method and related disclosures in Notes 8, 14, 16, 23 and 24 and the effect of the change in segments and related disclosures in Note 16, as to which the date is September 10, 2010), with respect to the consolidated financial statements of PolyOne Corporation and of our report dated February 18, 2010 with respect to the effectiveness of internal control over financial reporting of PolyOne Corporation, included in this Current Report (Form 8-K).
/s/ Ernst & Young LLP
Cleveland, Ohio
September 10, 2010